UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

October 17, 2006

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-14680	06-1047163
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification number)

500 Kendall Street, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

(617) 252-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Support Agreement

On October 17, 2006, Genzyme Corporation (“Genzyme”) entered into a support agreement (the “Support Agreement”) with AnorMED Inc. (“AnorMED”), pursuant to which, among other things, Genzyme agreed, through its wholly-owned subsidiary, Dematal Corp., to amend its cash tender offer to acquire all outstanding common shares of AnorMED (the “Offer”) by increasing the purchase price per AnorMED common share from $8.55 to $13.50 and extending the expiry time of the Offer to 8:00 a.m. (Vancouver time) on November 6, 2006, and AnorMED agreed to recommend that its shareholders accept the Offer.  The Support Agreement was approved by both Genzyme’s board of directors and AnorMED’s board of directors.

Under the Support Agreement, the Offer is subject to customary closing conditions, including there being validly deposited and not withdrawn at the expiration of the Offer at least 66 2/3% of AnorMED’s common shares on a fully-diluted basis, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the absence of a material adverse change (as defined in the Support Agreement).

Subject to the terms and conditions of the Support Agreement, AnorMED’s board of directors has the right to withdraw, modify or change its support of the Offer if AnorMED receives a superior proposal (as defined in the Support Agreement) prior to the expiration of the Offer, but Genzyme has the right to match any such superior proposal received by AnorMED.  In certain circumstances, if the Offer is not consummated, Genzyme would have the right to receive a payment of U.S. $19.5 million under the Support Agreement.

The above summary of the Support Agreement is qualified in its entirety by reference to the Support Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Shareholder Support Agreements

On October 17, 2006, concurrently with the execution of the Support Agreement, Genzyme entered into shareholder support agreements (the “Shareholder Support Agreements”) with certain holders of AnorMED common shares, including Kenneth Galbraith and several investment partnerships managed by Baker Brothers Advisors, L.L.C. and its affiliates (the “Supporting Shareholders”), pursuant to which, among other things, Mr. Galbraith and the above referenced investment partnerships have agreed to tender their AnorMED common shares in acceptance of the Offer.

The Supporting Shareholders have the right, subject to certain conditions specified in the Shareholder Support Agreements, to withdraw their support of the Offer if AnorMED receives a superior proposal (as defined in the Shareholder Support Agreements) prior to the expiration of the Offer, but Genzyme has the right to match any such superior proposal received by AnorMED.  The Supporting Shareholders hold approximately 21.5% of AnorMED’s common shares on a fully-diluted basis.

The above summary of the Shareholder Support Agreements is qualified in its entirety by reference to the Shareholder Support Agreements, which are filed as Exhibits 10.2 and 10.3 hereto and are incorporated herein by reference.

Item 8.01.   Other Events.

On October 17, 2006, Genzyme issued a press release announcing the execution of the Support Agreement and the Shareholder Support Agreements, the increase to the Offer price per outstanding AnorMED common share from $8.55 to $13.50 and the extension of the Offer to 8:00 a.m. (Vancouver time) on November 6, 2006, unless further extended.  A copy of the press release is included as Exhibit 99.1 hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENZYME CORPORATION

Dated: October 20, 2006	By:	/s/ Peter Wirth
Peter Wirth
Executive Vice President and Chief Legal Officer

Item 9.01      Financial Statements and Exhibits.

(c)	Exhibits

10.1	Support Agreement, between AnorMED Inc., Genzyme Corporation and Dematal Corp., dated October 17, 2006.*

10.2	Shareholder Support Agreement, between Genzyme Corporation, Dematal Corp. and the persons named on Schedule 4.1(b) thereto, dated October 17, 2006.*

10.3	Shareholder Support Agreement, between Genzyme Corporation, Dematal Corp. and Kenneth H. Galbraith, dated October 17, 2006.*

99.1	Press release of Genzyme Corporation, dated October 17, 2006.*

*Previously filed as an exhibit to Genzyme Corporation’s Amendment No. 3 to its Tender Offer Statement on Schedule TO-T/A (File No. 005-81132) and incorporated herein by reference thereto.